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                                                          Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Boston Properties, Inc. on Forms S-3 (File Numbers, 333-36142, 333-39114, 333-40618, 333-51024, 333-58694, 333-60219, 333-61799, 333-68379, 333-69375,
333-70765, 333-80513, 333-81355, 333-83859, 333-83861, 333-83863, 333-83867,
333-83869, 333-86585, and 333-91425) and on Forms S-8 (File Numbers 333-52845,
333-54550 and 333-70321) of our report dated June 19, 2001 with respect to the Combined Statement of Revenue Over Certain Operating Expenses of Citigroup Center for the year ended December 31, 2000, which report is included in this Form 8-K/A of Boston Properties, Inc., dated as of July 9, 2001.




                                            /s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
July 9, 2001